Exhibit 1.1

EXECUTION VERSION

Pricing Agreement

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

and

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019

and

BofA Securities, Inc.
One Bryant Park
New York, New York 10036

and

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

As Representatives of the several
Underwriters named in Schedule I hereto

June 22, 2020

Ladies and Gentlemen:

Abbott Laboratories, an Illinois corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated March 5, 2015 (the “Underwriting Agreement”), between the Company and the Representatives of the several Underwriters to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 1 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the S-3 Filing Date (as defined below) in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 10 of the Underwriting Agreement and the address of the Representatives referred to in such Section 10 are set forth at the end of Schedule II hereto. The Permitted Free Writing Prospectuses relating to the Designated Securities are attached hereto as Schedule III.

The Company has filed with the Commission an automatic shelf registration statement, as defined in Rule 405 under the Securities Act, on Form S-3 (File No. 333-239333) on June 22, 2020 (the “S-3 Filing Date”) relating to the Securities. References to the “Registration Statement,” as used with respect to the Designated Securities, means the registration statement with such file number.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

The representation set forth in Section 1(p) of the Underwriting Agreement shall be replaced in its entirety with the following:

(p) The Company and its subsidiaries (i) make and keep accurate books and records in all material respects and (ii) maintain internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference;

The representation set forth in Section 1(q) of the Underwriting Agreement shall be replaced in its entirety with the following:

(q) The Company has established, maintains and will maintain disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) which are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported in accordance with the Exchange Act and the rules and regulations thereunder in all material respects. The Company has carried out and will carry out evaluations, under the supervision and with the participation of the Company’s management, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures in accordance with Rule 13a-15 of the Exchange Act;

The representation set forth in Section 1(s) of the Underwriting Agreement shall be replaced in its entirety with the following:

(s) Ernst & Young LLP has audited and reported on certain financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP is an independent registered public accounting firm with respect to the Company and its subsidiaries as required by the Securities Act and the Exchange Act and the rules and regulations of the Commission and the Public Company Accounting Oversight Board;

The representation set forth in Section 1(u) of the Underwriting Agreement shall be replaced in its entirety with the following:

(u) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority in a jurisdiction material to the Company and its subsidiaries taken as a whole (collectively, “Sanctions”); nor is the Company or any of its subsidiaries located, organized or resident in a country that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria); and the Company will not directly or, to the knowledge of the Company, indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that at the time of such financing is the subject or target of Sanctions.

Section 5(c)(vi) of the Underwriting Agreement shall be replaced in its entirety with the following:

(vi) The Indenture has been duly authorized, executed and delivered by the Company;

Section 5(c)(ix) of the Underwriting Agreement shall be deleted in its entirety.

The opinion to be delivered pursuant to Section 5(c) of the Underwriting Agreement shall be delivered by Jessica Paik, Divisional Vice President, Associate General Counsel, and Assistant Secretary of the Company; and the opinion to be delivered pursuant to Section 5(d) of the Underwriting Agreement shall be delivered by Wachtell, Lipton, Rosen & Katz, special counsel for the Company in a form agreed between Wachtell, Lipton, Rosen & Katz and the Representatives.

The letters to be delivered pursuant to Section 5(e) of the Underwriting Agreement shall be delivered by Ernst & Young LLP, the independent accountant of the Company, to the effect set forth in Annex II to the Underwriting Agreement.

Agreement and Acknowledgment with Respect to the Exercise of Bail-in Powers: In addition to the other agreements contained in the Underwriting Agreement, the Company agrees with each of the Underwriters that:

Notwithstanding and to the exclusion of any other term of this Pricing Agreement or any other agreements, arrangements or understanding between the Representatives and the Company, each of the parties to this Pricing Agreement acknowledges and accepts that a BRRD Liability arising under this Pricing Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a)       the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of an Underwriter to any other party under this Pricing Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)       the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)       the conversion of all, or a portion of, the BRRD Liability into shares, other securities or other obligations of an Underwriter or another person, (and the issue to or conferral on such other party to this Pricing Agreement of such shares, securities or obligations);

(iii)       the cancellation of the BRRD Liability;

(iv)       the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)       the variation of the terms of this Pricing Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(c)       As used in this Pricing Agreement

(i)       “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

(ii)       “Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

(iii)       “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

(iv)       “BRRD Liability” means a liability in respect of which the relevant Write-down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

(v)       “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com.

(vi)       “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Recognition of the U.S. Special Resolution Regimes: In addition to the other agreements contained in the Underwriting Agreement, the Company agrees with each of the Underwriters that:

(a)	In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United State.

(b)	In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Very truly yours,

Abbott Laboratories

By:	/s/ Karen M. Peterson
Name: Karen M. Peterson
Title: Vice President, Treasurer

[Signature Page – Pricing Agreement]

Accepted as of the date hereof: Morgan Stanley & Co. LLC
By:	/s/ Ian Drewe

On behalf of each of the Underwriters

Accepted as of the date hereof: Barclays Capital Inc.
By:	/s/ James Gutow

On behalf of each of the Underwriters
Accepted as of the date hereof: BofA Securities, Inc.
By:	/s/ Douglas A. Muller

On behalf of each of the Underwriters

Accepted as of the date hereof: J.P. Morgan Securities LLC
By:	/s/ Som Bhattacharyya

On behalf of each of the Underwriters

[Signature Page – Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of Notes due 2028	Principal Amount of Notes due 2030
Morgan Stanley & Co. LLC	$115,375,000	$115,375,000
Barclays Capital Inc.	$91,000,000	$91,000,000
BofA Securities, Inc.	$91,000,000	$91,000,000
J.P. Morgan Securities LLC	$91,000,000	$91,000,000
BNP Paribas Securities Corp.	$32,500,000	$32,500,000
Citigroup Global Markets Inc.	$32,500,000	$32,500,000
Deutsche Bank Securities Inc.	$32,500,000	$32,500,000
MUFG Securities Americas Inc.	$32,500,000	$32,500,000
SG Americas Securities, LLC	$32,500,000	$32,500,000
HSBC Securities (USA) Inc.	$16,250,000	$16,250,000
Santander Investment Securities Inc.	$16,250,000	$16,250,000
Standard Chartered Bank	$16,250,000	$16,250,000
Goldman Sachs & Co. LLC	$8,125,000	$8,125,000
Banca IMI S.p.A.	$4,875,000	$4,875,000
BBVA Securities Inc.	$4,875,000	$4,875,000
ING Financial Markets LLC	$4,875,000	$4,875,000
Mizuho Securities USA LLC	$4,875,000	$4,875,000
RBC Capital Markets, LLC	$4,875,000	$4,875,000
U.S. Bancorp Investments, Inc.	$4,875,000	$4,875,000
Siebert Williams Shank & Co., LLC	$13,000,000	$13,000,000
Total	$650,000,000	$650,000,000

SCHEDULE II-A

Title of Notes:	1.150% Notes due 2028 (the “2028 Notes”)
Aggregate principal amount:	$650,000,000
Pricing Effective Time:	3:40 p.m., New York City time, June 22, 2020
Price to Public:	99.370% of the principal amount of the 2028 Notes, plus accrued interest from June 24, 2020 (if any).
Purchase Price by Underwriters:	98.970% of the principal amount of the 2028 Notes, plus accrued interest from June 24, 2020 (if any).
Method of and specified funds for payment of purchase price:	By wire transfer to a bank account specified by the Company in immediately available funds
Indenture:	Indenture, dated as of March 10, 2015, between the Company and U.S. Bank National Association, as Trustee
Maturity:	January 30, 2028
Interest Rate:	1.150%
Interest Payment Dates:	Semiannually on January 30 and July 30, commencing January 30, 2021.
Redemption Provisions:	As set forth in the Prospectus Supplement under “Description of Notes”
Sinking Fund Provisions:	No sinking fund provisions
Defeasance provisions:	Sections 13.2 and 13.3 of the Indenture shall be applicable to the 2028 Notes
Time of Delivery:	June 24, 2020
Closing Location for Delivery of Securities:	The Depository Trust Company 55 Water Street New York, New York 10041
Names and addresses of Representatives:
Designated Representatives:	Morgan Stanley & Co. LLC Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC
Address for Notices, etc.:	c/o Morgan Stanley & Co. LLC 1585 Broadway, 29th Floor New York, New York 10036 Attn: Investment Banking Division

SCHEDULE II-B

Title of Notes:	1.400% Notes due 2030 (the “2030 Notes”)
Aggregate principal amount:	$650,000,000
Pricing Effective Time:	3:40 p.m., New York City time, June 22, 2020
Price to Public:	98.567% of the principal amount of the 2030 Notes, plus accrued interest from June 24, 2020 (if any).
Purchase Price by Underwriters:	98.117% of the principal amount of the 2030 Notes, plus accrued interest from June 24, 2020 (if any).
Method of and specified funds for payment of purchase price:	By wire transfer to a bank account specified by the Company in immediately available funds
Indenture:	Indenture, dated as of March 10, 2015, between the Company and U.S. Bank National Association, as Trustee
Maturity:	June 30, 2030
Interest Rate:	1.400%
Interest Payment Dates:	Semiannually on December 30 and June 30, commencing December 30, 2020.
Redemption Provisions:	As set forth in the Prospectus Supplement under “Description of Notes”
Sinking Fund Provisions:	No sinking fund provisions
Defeasance provisions:	Sections 13.2 and 13.3 of the Indenture shall be applicable to the 2030 Notes
Time of Delivery:	June 24, 2020
Closing Location for Delivery of Securities:	The Depository Trust Company 55 Water Street New York, New York 10041
Names and addresses of Representatives:
Designated Representatives:	Morgan Stanley & Co. LLC Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC
Address for Notices, etc.:	c/o Morgan Stanley & Co. LLC 1585 Broadway, 29th Floor New York, New York 10036 Attn: Investment Banking Division

SCHEDULE III

1.       Each term sheet set forth in the form of Schedule IV hereto.

SCHEDULE IV-A

FINAL TERM SHEET

1.150% Notes due 2028

Issuer:	Abbott Laboratories
Principal Amount:	$650,000,000
Coupon:	1.150%
Maturity:	January 30, 2028
Price to Public:	99.370% plus accrued interest, if any, from June 24, 2020
Yield to maturity:	1.237%
Benchmark Treasury:	0.500% due May 31, 2027
Spread to Benchmark Treasury:	+70 bps
Treasury Price and Yield:	99-24 /0.537%
Coupon Dates:	Semiannually on January 30 and July 30
First Coupon:	January 30, 2021
Settlement Date:	June 24, 2020
Par Call Date:	November 30, 2027 (two months prior to the stated maturity of the notes)

Optional Redemption Provisions:

Abbott may redeem the notes at any time prior to the Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to the sum of: the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments (through the Par Call Date assuming for such purpose the notes matured on the Par Call Date) of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 12.5 basis points, plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the notes being redeemed.

In addition, Abbott may redeem the notes at any time on or after the Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	002824 BP4
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC
Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. MUFG Securities Americas Inc. SG Americas Securities, LLC
Co-Managers:

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

Standard Chartered Bank

Goldman Sachs & Co. LLC

Banca IMI S.p.A.

BBVA Securities Inc.

ING Financial Markets LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC, toll-free at (866) 718-1649, Barclays Capital Inc. at (888) 603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at (212) 834-4533.

SCHEDULE IV-B

FINAL TERM SHEET

1.400% Notes due 2030

Issuer:	Abbott Laboratories
Principal Amount:	$650,000,000
Coupon:	1.400%
Maturity:	June 30, 2030
Price to Public:	98.567% plus accrued interest, if any, from June 24, 2020
Yield to maturity:	1.555%
Benchmark Treasury:	0.625% due May 15, 2030
Spread to Benchmark Treasury:	+85 bps
Treasury Price and Yield:	99-07+ / 0.705%
Coupon Dates:	Semiannually on December 30 and June 30
First Coupon:	December 30, 2020
Settlement Date:	June 24, 2020
Par Call Date:	March 30, 2030 (three months prior to the stated maturity of the notes)

Optional Redemption Provisions:

Abbott may redeem the notes at any time prior to the Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to the sum of: the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments (through the Par Call Date assuming for such purpose the notes matured on the Par Call Date) of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 15 basis points, plus, in either case, accrued and unpaid interest, if any, to, but excluding, the redemption date on the principal amount of the notes being redeemed.

In addition, Abbott may redeem the notes at any time on or after the Par Call Date in whole or in part, in each case at Abbott’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	002824 BQ2
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC
Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. MUFG Securities Americas Inc. SG Americas Securities, LLC
Co-Managers:

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

Standard Chartered Bank

Goldman Sachs & Co. LLC

Banca IMI S.p.A.

BBVA Securities Inc.

ING Financial Markets LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC, toll-free at (866) 718-1649, Barclays Capital Inc. at (888) 603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322 or J.P. Morgan Securities LLC collect at (212) 834-4533.